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                                                    SEC FILE NUMBER
                                                        0-23892

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                                                     CUSIP NUMBER
                                                        293972

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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):/X/Form 10-K  /_/Form 20-F  /_/Form 11-K  /_/Form 10-Q /_/Form N-SAR

                       For Period Ended: December 31, 1999

                       /_/ Transition Report on Form 10-K

                       /_/ Transition Report on Form 20-F

                       /_/ Transition Report on Form 11-K

                       /_/ Transition Report on Form 10-Q

                       /_/ Transition Report on Form N-SAR
                    For the Transition Period Ended:_________

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Read instruction (on back) Before Preparing Form. Please Print or Type.  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Envirometrics, Inc.

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Full Name of Registrant

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Former Name if Applicable

9229 University Blvd.

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Address of Principal Executive Office (Street & Number)

Charleston, South Carolina  29406

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City, State and Zip Code:

PART II - RULES  12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate).

/_/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

/_/ (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed).

Our 1996-1998 10-KSB filings had been delinquent until we brought all of them current on January 28, 2000. We engaged our auditors for the 1999 10-KSB on February 4, 2000 and it will be a push to have the audit complete and the 10-KSB finished by March 30, 2000. The extra 15 days will give us the time to finalize these documents in an orderly fashion.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

 Walter H. Elliott, III                       (843)          553-9456

-----------------------------------------  -----------     --------------
 (Name)                                    (Area Code)     (Phone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period) that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 /X/ Yes /_/ No

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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 /_/ Yes /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                                    Envirometrics, Inc.

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                                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March23, 2000                           By:    /s/ Walter H. Elliott, III
                                               Name Walter H. Elliott, III
                                               Title   President & CEO